Exhibit 99.1

Contact:

Name: John Moreira or John Gavin

Phone: (781) 441-8338

For Immediate Release

NSTAR Reports 2011 GAAP EPS of $2.59 and Adjusted EPS of $2.65, up 3.5%

Boston, MA – January 26, 2012 – NSTAR (NYSE: NST) today reported adjusted earnings of  $275.9 million, or $2.65 per common share, for the year 2011 and $269.5 million, or $2.56 per share in 2010, an increase of 3.5%. These earnings exclude merger-related costs of $6.4 million, or $0.06 per share, and $6 million, or $0.05 per share, in 2011 and 2010, respectively, and 2010 also excludes non-recurring items as described in the tables enclosed with this report.  Higher transmission revenues were a significant factor in this earnings increase.  GAAP earnings were $269.4 million, or $2.59 per share, for the year 2011, compared to $352.9 million, or $3.35 per share reported for the same period in 2010.

Chairman, President and Chief Executive Officer Thomas J. May said, “This past year was one for the record books as two unprecedented storms battered our region within a nine-week period.  NSTAR employees safely completed an extraordinary amount of restoration work, bringing our customers’ power back faster than any other major utility in the region.   We are proud of the very high service quality we provide our customers.  Recent J.D. Power Customer Satisfaction results ranked our gas company number one and our electric company ranking was among the best in the Northeast region.  Customers have certainly noticed our strong commitment to service reliability with these very favorable survey results.”

“During the year, we secured several approvals required to complete our merger with Northeast Utilities. We are awaiting merger approval from the Massachusetts Department of Public Utilities. On January 18th, the Connecticut Public Utility Regulatory Authority (PURA) reversed its earlier decisions in which it had determined that it did not have jurisdiction over the transaction.  On January 19th, we filed our merger approval application with PURA.  A day later, PURA accepted the application and issued a procedural schedule that includes a final decision date of April 2nd.  We will work very diligently with PURA to meet the deadlines established in the schedule to ensure a timely completion of the proceeding.  The transaction is expected to generate significant benefits to customers as evidenced by the $784 million in anticipated net cost savings,” said May.

The company also reported adjusted earnings for the fourth quarter of $55.2 million, or $0.53 per share, for the fourth quarter of 2011 and $51.3 million, or $0.49 per share in 2010, an increase of $0.04. These earnings exclude merger-related costs of $0.8 million, or $0.01 per share, and $6 million, or $0.05 per share, in the fourth quarter of 2011 and 2010, respectively. In addition, the fourth quarter of 2010 excludes a positive true-up adjustment to the gain from the sale of the district energy business.  GAAP earnings were $54.3 million, or $0.52 per common share, for the fourth quarter of 2011, compared to $46.7 million, or $0.45 per share reported for the same period in 2010.

The current quarter increase in adjusted earnings of $0.04 per share, noted above, reflects higher transmission revenue as a result of continued investment in transmission operations, increased lost base revenues from energy efficiency initiatives and a decrease in operations and maintenance expense.  The positive impact of these factors was partially offset by the impact of lower electric and gas sales for the quarter that declined by 1.8% and 14.2%, respectively. These declines reflect the impact of very mild weather conditions as heating degree days were 21% lower in this year’s fourth quarter.  Other factors that had an impact on earnings are summarized in the table on the following page.

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A reconciliation of fourth quarter and full-year results for 2011 for GAAP EPS to adjusted EPS is as follows:

	Quarter	Year
2010 GAAP EPS	$0.45	$3.35
Add: Tax settlement, net	-	0.20
Add: Merger-related costs, net	0.05	0.05
Less: Gain on sale of discontinued operations	0.01	1.04
2010 Adjusted EPS	$0.49	$2.56

2011 GAAP EPS	$0.52	$2.59
Add: Merger-related costs, net	0.01	0.06
2011 Adjusted EPS	$0.53	$2.65

The primary drivers of the increase in adjusted EPS is as follows:

Transmission revenue	$0.03	$0.10
Lost base revenues from energy efficiency programs	0.03	0.07
Change in operations and maintenance expense	0.03	(0.05)
Revenues from telecommunications operations	0.01	0.03
Gas sales	(0.03)	0.01
Electric sales and performance-based rate adjustment	(0.02)	(0.05)
Depreciation, amortization and property taxes	(0.02)	(0.08)
Long and short-term interest costs	-	0.05
Transition costs adjustment – 2010	-	0.03
Absence of earnings from discontinued operations – 2010	-	(0.07)
Lower common shares outstanding	-	0.03
All other items	0.01	0.02
Change in Adjusted EPS	$0.04	$0.09

Comparative unaudited results for the fourth quarter and year-end periods were as follows:

	Three months ended December 31
Financial Data (in thousands, except per share data)	2011	2010
Operating revenues from continuing operations	$677,228	$694,352

Net income from continuing operations (excluding merger-related costs)	$55,657	$51,786
Less: Preferred stock dividends of subsidiary	490	490
Net income before merger-related costs, net	55,167	51,296
Merger-related costs, net (1)	(834)	(5,977)
Total	54,333	45,319
Gain on sale of discontinued operations, net (2)	-	1,350
Net income attributable to common shareholders	$54,333	$46,669

Weighted average number of common shares - diluted	103,976	103,906

Earnings per diluted common share (excluding merger-related costs)	$0.53	$0.49
Merger-related costs, net (1)	(0.01)	(0.05)
Gain on sale of discontinued operations, net (2)	-	0.01
Total earnings per diluted common share	$0.52	$0.45

(1)	Relates to costs associated with the pending merger with Northeast Utilities.
(2)	Relates to a true-up adjustment for the sale of NSTAR’s district energy operations completed in June 2010.

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	Year ended December 31:
Financial Data (in thousands, except per share data)	2011	2010
Operating revenues from continuing operations	$2,930,395	$2,916,921

Net income from continuing operations (excluding merger-related costs)	$277,833	$264,482
Income from discontinued operations, net of tax (1)	-	7,005
Less: Preferred stock dividends of subsidiary	1,960	1,960
Net income before merger-related costs and one-time items	275,873	269,527
Merger-related costs, net (2)	(6,435)	(5,977)
Tax settlement, net (3)	-	(20,551)
Gain on sale of discontinued operations, net (1)	-	109,950
Net income attributable to common shareholders	$269,438	$352,949

Weighted average number of common shares – diluted	103,991	105,218

Earnings per diluted common share:
Continuing operations (excluding merger-related costs)	$2.65	$2.49
Discontinued operations (1)	-	0.07
EPS before merger-related costs and one-time items	2.65	2.56
Merger-related costs, net (2)	(0.06)	(0.05)
Tax settlement, net (3)	-	(0.20)
Gain on sale of discontinued operations, net (1)	-	1.04
Total earnings per diluted common share	$2.59	$3.35

(1)	Relates to the sale of NSTAR’s district energy operations completed in June 2010.
(2)	Relates to costs associated with the pending merger with Northeast Utilities.
(3)	Relates to a one-time charge associated with an income tax settlement recorded in the third quarter of 2010.

More detailed financial information will be provided in NSTAR’s Annual Report on Form 10-K that is expected to be filed with the Securities and Exchange Commission on or about February 6, 2012.

Also, the Board of Trustees declared a regular quarterly common dividend of $0.45 per share, payable March 30, 2012 to shareholders of record March 1, 2012.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; adverse economic conditions; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities, other state regulatory agencies, and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization, and operation and construction of facilities; acquisition and disposition of assets; changes in tax laws and policies, and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal

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issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; ability to continue cost control processes; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damage from major storms and other natural events or disasters; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; failures in operational or information systems or infrastructure, or those of third parties, that disrupt business activities, result in the disclosure of confidential information or otherwise adversely affect financial reporting and/or the Company’s reputation; catastrophic events that could result from terrorism, cyber attacks, or attempts to disrupt the Company’s businesses, or the businesses of third parties, that may impact operations in unpredictable ways and adversely affect financial results and liquidity; impact of service quality performance measures; impact of the expected timing and likelihood of completion of the pending merger with Northeast Utilities, either of which could be adversely affected by, among other things (i) the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending merger, (ii) litigation brought in connection with the pending merger, (iii) the ability to maintain relationships with customers, employees or suppliers as well as the ability to successfully integrate the businesses; and (iv) the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.  You are advised, however, to consult all further disclosures NSTAR makes in its filings to the Securities and Exchange Commission.  Other factors, in addition to those listed here, could also adversely affect NSTAR.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with annual revenues of approximately $3 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  For more information, go to www.nstar.com.

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